Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements (No. 333-206950, 333-160422 and 333-45962) on Form S-3 and Registration Statements (No. 333-192487 and 333-93447) on Form S-8 of Middleburg Financial Corporation of our reports dated March 15, 2017, relating to the consolidated financial statements of Middleburg Financial Corporation and the effectiveness of internal control over financial reporting of Middleburg Financial Corporation, which appear in this Annual Report on Form 10-K, of Middleburg Financial Corporation for the year ended December 31, 2016.

/s/ Yount, Hyde & Barbour, P.C.

Winchester, Virginia
March 15, 2017